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                                                                   EXHIBIT 10.14

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406 * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION.

                               RESEARCH AGREEMENT

            THIS RESEARCH AGREEMENT ("Agreement") is entered into as of this 2nd day of April 1996 (the "Effective Date") by and between AURORA BIOSCIENCES CORPORATION, a company organized under the laws of the State of Delaware, having an office at 1020 Prospect Street, Suite 405, La Jolla, CA 92037 (hereinafter referred to as "Aurora"), and SEQUANA THERAPEUTICS, INC., a California corporation having its principal place of business at 11099 North Torrey Pines Road, Suite 160, La Jolla, CA 92037 (hereinafter referred to as "Sequana").

                                    RECITALS

            WHEREAS, Aurora is a start-up drug discovery company focused on exploiting novel, highly sensitive fluorescence assays for use in genetically engineered mammalian cells and the development of ultra-high throughput screening systems. Aurora desires to obtain additional capital resources and customers with novel genomic based targets for developing cell-based assays in high-throughput screens.

            WHEREAS, Sequana is a company engaged in the discovery, characterization and positional cloning of disease genes, which desires to extend its discovery capabilities into functional analysis of newly identified genes, cell-based or other systems for screening such gene targets and methods for high throughput screening of potential drug candidates.

            WHEREAS, In connection with the execution of this Agreement, Sequana will purchase Preferred Stock of Aurora as set forth in a separate Stock Purchase Agreement between the parties of even date herewith (the "Stock Purchase Agreement").

            NOW, THEREFORE, the parties agree as follows:

                                    AGREEMENT

                        ARTICLE 1 - DEFINITIONS

            As used in this Agreement, the following terms shall have the following meanings.

            1.1 "AFFILIATE" shall mean any entity that directly or indirectly owns, is owned by, or is under common ownership, with a party, where "owns" or "ownership" means direct or indirect possession and/or control of at least 50% of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

            1.2 "AURORA PATENT" means the rights granted by any governmental authority under a Patent which covers a Product or a method of use, apparatus, material or manufacture useful

                                       1.
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in the discovery, development, manufacture, use or sale of a Product, which
Patent Aurora (i) owns, controls or has a license to (with a right to sublicense) as of the Effective Date or (ii) acquires ownership, control or license rights to (with a right to sublicense) during the term of the Agreement or in the course of carrying out the Research Program.

         1.3 "AURORA TECHNOLOGY" shall mean the Aurora Patents and all know-how, technology, trade secrets, processes, data, methods or other information and any physical, chemical or biological material that is useful in the discovery, development, manufacture, use or sale of Products which Aurora (i) owns, controls or has a license to (with a right to sublicense) as of the Effective Date or (ii) acquires ownership, control or license rights to (with a right to sublicense) or in the course of carrying out the Research Program.

         1.4 "COMPOUND" means a compound provided by Sequana to Aurora to be used in screening activities in the Research Program.

         1.5 "FTE" means 1880 hours of work per year by a full time equivalent scientific or technical researcher, appropriately qualified for the tasks assigned under the Research Plan.

         1.6 "FUNCTIONAL ANALYSIS" means background research into the technical suitability or commercial viability of proceeding to assay development and screening for Targets, disease genes or genetically validated molecular targets.

         1.7 "NET SALES" means the invoiced price charged by a Party, its Affiliate or a sublicensee upon sale of any Product to the customer less (a) customary trade, quantity and cash discounts actually allowed and taken; (b) allowances actually given for returned or rejected products; (c) actual charges for bad debts; (d) freight and insurance if included in the price; (e) government mandated rebates; and (f) value added tax, sales, use or turnover taxes, excise taxes and customs duties included in the invoiced price.

         1.8 "PATENT" means (i) unexpired letters patent (including inventor's certificates and utility models, petty patents and similar intellectual property rights) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

         1.9 "PRODUCT" shall have the meaning assigned in Section 4.2.

         1.10 "RESEARCH PLAN" shall mean the plan established pursuant to
Section 3.3 describing the research activities to be undertaken regarding a particular Target.

         1.11 "RESEARCH PROGRAM" means the program described in Article 3.

         1.12 "SEQUANA PATENT" means the rights granted by any governmental authority under a Patent which covers a Product or a method of use, apparatus, material or manufacture useful


                                       2.
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                                              * CONFIDENTIAL TREATMENT REQUESTED

in the discovery development, manufacture, use or sale of a Product, which Patent Sequana (i) owns, controls or has a license to (with a right to sublicense) as of the Effective Date or (ii) acquires ownership, control or license rights to (with a right to sublicense) during the term of the Agreement or in the course of carrying out the Research Program.

            1.13 "SEQUANA TECHNOLOGY" shall mean the Sequana Patents and all know-how, technology, trade secrets, processes, data, methods or other information and any physical, chemical or biological material that is useful in the discovery development, manufacture, use or sale of Products which Sequana
(i) owns, controls or has a license to (with a right to sublicense) as of the Effective Date or (ii) acquires ownership, control or license rights to (with a right to sublicense) in the course of carrying out the Research Program.

            1.14 "TARGET" means a positionally cloned disease gene referred to in Section 2.1 or an additional target gene referred to in Section 2.2, or the protein-encoded by such a gene.

            1.15 "TECHNICAL COMMITTEE" shall have the meaning assigned in
Section 3.2.


                        ARTICLE 2 - SELECTION OF TARGETS

            2.1 POSITIONALLY CLONED DISEASE GENES. Sequana may select up to ******** disease genes or genetically validated molecular targets, discovered as a result of positional cloning or statistical genetics of specified familial lineages, to which Aurora will apply all scientifically applicable Aurora Technology, including Functional Analysis, screen development and screening, pursuant to an agreed Research Plan as provided in Section 3.2, during the term of this Agreement.

            2.2 ADDITIONAL TARGET GENES. During the term of this Agreement, Aurora will also apply all scientifically applicable Aurora Technology including, related to Functional Analysis, screen development and screening for up to ******** additional newly identified genes or genetically validated molecular targets, discovered by any method, including but not limited to positional cloning, provided that: (i) Sequana specifies each such Target in writing to Aurora; (ii) notwithstanding any other provision of this Agreement (including but not limited to Section 3.3), within ********* of the date of such notice the parties agree on an appropriate Research Plan for such Target (which agreement shall not be unreasonably withheld by Aurora); and (iii) prior to Sequana's delivery of any such notice Aurora has not already commenced work for, or good faith negotiations with, another party, as demonstrated by written correspondence, with respect to such Target. With regard to the foregoing clause
(iii), if negotiations are not concluded with such a third party within ******** months of delivery of Sequana's notice, Sequana shall be entitled to include the relevant additional target gene in the Research Program subject to the terms of this Agreement.

            2.3 CHANGE IN CONTROL. Notwithstanding Section 2.2, in the event of a Sequana change in control (defined below) at any time during the term of this Agreement, Sequana's rights and Aurora's obligations to include Targets in the Research Program shall thereafter be limited to Targets discovered by positional cloning or statistical genetics of specified familial


                                       3.
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                                              * CONFIDENTIAL TREATMENT REQUESTED

lineages. In such event, new Targets not discovered by positional cloning or statistical genetics of specified familial lineages may not be added to the Research Program. Work in progress under the Research Program on Targets not discovered by positional cloning or statistical genetics of specified familial lineages shall continue according to the agreed Research Plan. Each party's rights and obligations under this Agreement shall continue following an Aurora change in control.

         For purposes of this Section 2.3, "change in control" of an entity shall mean (i) a merger or consolidation in which the shareholders of such entity immediately prior to such merger or consolidation do not own at least fifty percent (50%) of the surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of the assets of such entity, or (iii) any transaction or series of related transactions in which a third party acquires the beneficial ownership (as defined under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the voting power of such entity's outstanding voting securities.

                          ARTICLE 3 - RESEARCH PROGRAM

         3.1 OBJECTIVES; DILIGENCE. Following the selection of Targets in accordance with Article 2, the parties agree to conduct a research program (the "Research Program") in accordance with this Article 3 involving Functional Analysis by Aurora of Targets, development of screens for such Targets, screening of Compounds or any combination thereof. Aurora shall use commercially reasonable diligence to pursue work under the Research Program so long as Sequana is in compliance with its funding commitments under Section 4.1.

         3.2 TECHNICAL COMMITTEE. A technical committee (the "Technical Committee") consisting of two senior research and development executives from each of Sequana and Aurora shall review opportunities for research projects to be conducted under this Agreement and monitor and assess the status of work being conducted pursuant to this Agreement. The Technical Committee shall provide a quarterly written report regarding such matters to each party. The Technical Committee shall meet at least quarterly at such times and places as shall be mutually agreed upon by the members of the Technical Committee.

         3.3 RESEARCH PLANS. The Research Program will be conducted in accordance with a research plan (the "Research Plan") for each Target. Each Research Plan shall by devised by the Technical Committee in accordance with the terms of this Agreement, but Sequana shall have the determining vote on disputed decisions (subject to clause (ii) of Section 2.2 and except with respect to the allocation of work among Aurora, Sequana and/or third parties under Research Plans as provided in Section 3.4 below). Each Research Plan shall provide for at least ******** to perform such work through the term of such Research Plan, however in the event of early completion of the Research Plan or a determination by Sequana that a Target is not commercially viable, Sequana will have the right to substitute a new Target under the Research Plan. Work may additionally be done by Sequana scientists or third parties to the extent the parties agree that such work is more appropriately done by Sequana or such third parties, and Sequana and/or such third parties shall have a non-exclusive, non-assignable, royalty-free license for the term of the applicable research contract to Aurora Technology to the extent necessary to perform such work.


                                       4.
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                                              * CONFIDENTIAL TREATMENT REQUESTED

It is the understanding of the parties, however, that Aurora will be primarily responsible for performing research under applicable Research Plans. Notwithstanding the foregoing, however, to the extent any Research Plan with respect to Targets selected under Section 2.1 or Section 2.2 is directed solely toward Functional Analysis, then such Research Plan shall involve no less than ********** through the term of such Research Plan, however in the event of early completion of the Research Plan, or a determination by Sequana that a Target is not commercially viable, Sequana will have the right to substitute a new Target under the Research Plan.

         3.4 RESEARCH COMMITMENTS. Aurora shall not be required to provide, at any one time, more than ******** Aurora appropriately qualified scientists at any one time under this Agreement for research programs directed to Targets selected under Section 2.1 above or more than ******** Aurora appropriately qualified scientists at any one time under this Agreement for research programs directed to Targets selected under Section 2.2 above. Further, Aurora shall not be obligated to provide more than ******** appropriately qualified scientists at any one time under this Agreement for Functional Analysis of Targets where the Research Plans under which such scientists are working are directed solely toward Function Analysis.

         3.5 SPECIAL EQUIPMENT. Aurora may require Sequana to provide to Aurora, at Sequana's expense (including but not limited to delivery charges to and from Aurora's facilities, and insurance costs), any specific equipment (to be owned by Sequana) that Aurora requires for work under a Research Plan. Aurora shall not use such equipment for other purpose except with the consent of Sequana.

         3.6 EXCLUSIVITY. During the term of this Agreement Aurora will not apply Aurora Technology to any gene or genetically validated molecular Targets discovered as a result of positional cloning or statistical genetics of specified familial lineages, other than those provided by Sequana hereunder. In addition, during the term of this Agreement, Aurora will not apply Aurora Technology to any genes or genetically validated molecular Targets primarily associated with the therapeutic area of ******** other than those provided by Sequana hereunder. The exclusivity provisions of this Section 3.6 will continue so long as, within ******** of the effective date of the UC License Agreement (defined below), Sequana shall have either (i) selected Targets and agreed to related Research Plans providing for research to be conducted by Aurora requiring at least two ******** or (ii) paid Aurora an additional exclusivity fee of ********. If this exclusivity obligation has been maintained throughout the initial term of this Agreement, it will continue to apply through any extension of the term of the Agreement under Section 7.1.

         3.7 RESEARCH LICENSE TO AURORA. Sequana hereby grants to Aurora a non-exclusive, non-transferable, fully-paid license under the Sequana Technology solely for the purpose of carrying out the Research Program in accordance with this Agreement.


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                                              * CONFIDENTIAL TREATMENT REQUESTED

                            ARTICLE 4 - COMPENSATION

         4.1 RESEARCH PAYMENTS. Sequana shall make research funding payments to Aurora a rate equal to ******** per FTE for each FTE provided for in any Research Plan. Such payments shall be made on a quarterly basis in advance.

         If the Agreement is extended as provided in Section 7.1, the research funding rate per FTE for such extension years will be increased from ******** per FTE by the percentage increase in the Radford (or equivalent) Biotechnology Compensation Index applicable to the last year of the original three (3) year period of this Agreement.

         4.2 MILESTONES AND ROYALTIES.

             (a) If any Compound screened by Aurora under the Research Program, or any derivative thereof, is developed and commercialized as a drug product, or any assay development or screening work performed by Aurora under this Agreement otherwise directly or indirectly leads to the development and commercialization of any drug products (collectively, "Products"), Aurora shall be entitled to receive from Sequana, subject to paragraph (c) below, (i) ********* of all license fees, milestone payments and other fees and compensation received by Sequana from third parties (if any) with respect to such Products and (ii) royalties on Net Sales of such Products equal to the lesser of ******** of Net Sales or ******** of all royalties Sequana receives from third parties (if any) with respect to such Products; provided, however, that with respect to any Product, the amounts to which the percentages under the foregoing clauses (i) and (ii) are applied shall be reduced by any license fees, milestone payments, royalties or other payments which Sequana pays to other third parties in connection with the discovery, development or commercialization of such Product.

             (b) With respect to any Target on which Aurora performs Functional Analysis but not screening or assay development work referred to under Section 4.2(a), if the Functional Analyses of any such Targets performed by Aurora under this Agreement directly or indirectly lead to the development or commercialization of any Products acting substantially on any such Target, Aurora shall be entitled to receive from Sequana, subject to paragraph (c) below, (i) ******** of all license fees, milestone fees and other fees and compensation received by Sequana from third parties (if any) with respect to such Products and (ii) royalties on Net Sales of such Products equal to the lesser of ******** of Net Sales or ******** of the royalties Sequana receives from third parties (if any) with respect to such Products; provided, however, that the amounts to which the percentages under the foregoing clauses (i) and
(ii) are applied shall be reduced by any license fees, milestone payments, royalties or other payments which Sequana pays to third parties in connection with the discovery, development or commercialization of such Products.

         In no event shall any license fees, milestone payments, royalties or other payments paid by Sequana and referred to in the provisos in Sections 4.2(a) and 4.2(b) be applied on more than one occasion to reduce the amounts upon which percentages are payable to Aurora under this Section 4.2.


                                       6.
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             (c) Aurora shall not be entitled to receive any amount of (i)
license fees, milestone payments, royalties or other fees or compensation received by Sequana from third party collaborators to the extent such payments are received solely and specifically in consideration of Sequana's research activities in connection with and including discovering the gene with respect to which screening services are being provided by Aurora to Sequana, or (ii) payments from third party collaborators (a) for research or development work performed by Sequana or (b) as reimbursement of patient collection costs, or
(iii) equity investments in Sequana even if at a premium to market price. The provisions of this paragraph (c) and the provisos contained in Sections 4.2(a) and 4.2(b) shall not apply to the extent the parties shall both otherwise agree in writing to an alternative compensation arrangement with respect to any Products, such as in the event that Sequana has not entered into a separate gene discovery agreement with a commercial partner, after considering in good faith the relative contributions by the parties (Aurora, Sequana and third parties) of intellectual property, specialist know how and prior work done and any unusual or special features of the contractual arrangements to which Sequana is subject for a particular project, including but not limited to the fact that no substantial milestones or royalties are payable to Sequana pursuant to such arrangements. Notwithstanding anything in this Agreement to the contrary, Aurora shall not be entitled to receive any amounts of any payments received by Sequana under the following agreements as in effect on the date hereof: (i) the Collaborative Research Agreement between Sequana and Glaxo Wellcome Inc. dated July 27, 1994; (ii) the Collaborative Research Agreement dated June 30, 1995 between Sequana and Corange International, Ltd.; and (iii) the Collaborative Research Agreement dated June 12, 1995 between Sequana and Boehringer Ingelheim International GmbH; provided, however, that notwithstanding any other provision of this Agreement, Aurora shall not be required to provide screening or assay development services or Functional Analysis under this Agreement with respect to any genes or molecular targets identified (or with respect to which Sequana may otherwise receive compensation) under such agreements unless, with respect to any such gene or molecular target under any such agreement, such agreement is hereafter amended to provide for the payment of compensation to Sequana for the provision of such services or Functional Analysis, in which case this sentence shall no longer apply with respect to such agreement (it being understood that the payments payable to Sequana under such agreements as in effect on the date hereof shall be deemed to be payments referred to under clauses (i), (ii) and
(iii) of this Section 4.2(c)).

         4.3 PAYMENTS. Sequana shall provide reports to Aurora within 60 days after the end of each calendar quarter during this Agreement stating the quantity and description of Products subject to royalty sold the preceding calendar half year, the Net Sales thereof and the calculation of the royalty due, as well the amount of any other payments due under Section 4.2 and the basis for determining such amount. All payments due hereunder shall be paid simultaneously with the submission of such reports. Payments shall be made in United States Dollars. If any taxes are imposed and required to be withheld from such payments, the taxes withheld shall be for the account of Aurora and shall reduce the payments required to be made hereunder. Sequana shall make any required withholding payments to appropriate tax authorities and forward to Aurora all appropriate receipts and other documents necessary to enable Aurora to recover such withheld taxes to the extent permissible under applicable law.

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                                              * CONFIDENTIAL TREATMENT REQUESTED

         4.4 RECORDS AND AUDITS. Sequana shall keep true and accurate records and/or books of account containing information reasonably required for the computation and verification of all payments to be made hereunder, which records and/or books shall at all reasonable and mutually convenient times during ordinary business hours be open for periodic inspection, not more than once each calendar year and for inspection of no more than the three prior years of records and/or books, by an independently certified public accounting firm of nationally recognized standing selected by Aurora who is reasonably acceptable to Sequana, for the sole purpose of and only to the extent reasonably necessary for verification of the amounts due and payable under this Agreement. The accounting firm shall disclose to Sequana all information gathered or concluded, and to Aurora only whether the records are correct or not and the specific details concerning any discrepancies. The expense of the audit shall be borne by Aurora, unless the audit reveals a deficiency of five percent (5%) or more in payments due hereunder, in which case Sequana shall bear the expenses of the audit. The results of the audit shall be binding on both parties. Any deficiency in payments revealed by the audit shall be due and payable within thirty (30) days of the audit results being disclosed to the parties, with simple interest from the date originally due at a rate of eight percent (8%) per annum.

                    ARTICLE 5 - INTELLECTUAL PROPERTY RIGHTS

         5.1 INVENTIONS AND DATA. Inventions made by Aurora using Compounds supplied by Sequana under this Agreement, all data generated by Aurora in connection with the evaluation of Compounds pursuant to this Agreement and all rights in such inventions and data shall be owned by Sequana and Sequana shall have the right to obtain Patents thereon at its own expense and using counsel of its selection. Inventions made by Aurora pertaining generally to assay development technology and screening technology shall be owned by Aurora and Aurora shall have the right to obtain Patents thereon at its own expense and using counsel of its selection. Aurora's rights shall, however, be subject to any Patent rights owned by Sequana and no rights or license under Sequana Patents shall inure to Aurora except as expressly provided in this Agreement. All inventions made by Sequana in connection with the Research Program shall be owned by Sequana.

         For the avoidance of doubt, as between Aurora and Sequana, Sequana shall own all rights to any Compounds identified as potential drug candidates, and any assays containing a Target developed, in the course of the Research Program.

         5.2 COMMERCIAL LICENSE TO SEQUANA. Sequana shall use commercially reasonable diligence to pursue product opportunities arising out of the Research Program. Subject to the terms of this Agreement, Aurora hereby grants to Sequana a worldwide, exclusive license under the Aurora Technology to develop, make, use and sell Products covered by Section 4.2. Sequana may sublicense such rights to third parties, provided that payments received by Sequana pursuant to such sublicenses shall be covered by Section 4.2.

         5.3 SUB-LICENSE TO ******** TECHNOLOGY. During the term of this Agreement, Aurora hereby grants to Sequana a non-exclusive, non-transferable, royalty-free sub-license to use, solely for use by Sequana employees for Functional Analysis of disease genes and


                                       8.
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                                             * CONFIDENTIAL TREATMENT REQUESTED

genetically validated molecular targets, ******** technologies which are covered by patent applications and invention disclosures under ******** dated ******** between Aurora and the ********, and subsequent improvements and new inventions related thereto developed by Aurora (the "******** Technology"). Sequana shall in no event use (or have a license or sub-license to use) the ******** Technology for screening assay development or screening except as permitted pursuant to a separate agreement with Aurora. Further, in no event will Sequana use the ******** Technology in connection with the provision of services to third parties which are primarily Functional Analysis services. Reagents necessary to practice the ******** Technology will be supplied by Aurora to Sequana at cost with reasonable timeliness, upon request by Sequana and subject to other terms to be negotiated in good faith and reasonably agreed upon.

         Notwithstanding the foregoing, it is acknowledged that the ******** constitutes only a non-binding expression of intent between the parties thereto and that such sub-license grant is subject to Aurora and ******** finalizing a definitive license agreement ******** as contemplated under the Letter Agreement; provided that Aurora agrees to use its reasonable best efforts to cause such a definitive agreement to be finalized as soon as practicable.

         During the term of this Agreement, Sequana hereby grants to Aurora a non-exclusive, non-transferable, royalty-free license to improvements and inventions to the ******** Technology developed by Sequana for use by Aurora for all purposes other than Functional Analysis of positionally cloned disease genes and genetically validated molecular targets (except where such analysis is performed on behalf of Sequana).

         The licenses granted under this Section 5.3 shall terminate upon the expiration of the Agreement, provided that following the expiration of the Agreement, Aurora and Sequana shall negotiate in good faith with regard to extending the licenses set forth above on reasonable terms to be mutually agreed upon by the parties.

         5.4 PATENT ENFORCEMENT. Each party shall have the right at its own expense to protect the Patents owned by it and licensed to the other party under this Agreement from infringement by third parties and to control any litigation initiated to prosecute such infringers. The decision to undertake litigation shall be in the sole discretion of such party and its decision to enter into litigation shall be binding on the other party. In the event that party shall recover profits and/or damages from an infringer based upon the infringer's sales of a Product, such party agrees to pay the other party a percentage of such profit and/or damages equal to the percentage the other party would have received hereunder in the absence of infringement, after deducting the recovering party's expenses of litigation, including costs and legal fees incurred therein.

                                       9.
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                                              * CONFIDENTIAL TREATMENT REQUESTED

                           ARTICLE 6 - CONFIDENTIALITY

         6.1 The parties contemplate that during the course of their relationship arising under this Agreement, it may be necessary to provide the other with confidential information to facilitate the performance of their obligations pursuant to this Agreement. The parties agree, therefore, that information received from the other shall be maintained in confidence and that reasonable and prudent practices shall be followed to maintain the information in confidence, including, where necessary, obtaining written confidentiality agreement from employees and consultants not already bound by such agreements who have access to the confidential information. Information received in confidence shall be used by a party only for the purpose of and in connection with its performance of this Agreement. The obligation to maintain information in confidence shall survive expiration or termination of this Agreement for a period of five (5) years thereafter.

         However, a party shall not be obliged to maintain information in confidence which it can show by written documentation: (a) to have been publicly known prior to submission to it by the other party; (b) to have been known or available to it prior to submission by the other party; (c) to have become publicly known without fault on its part subsequent to submission by the other party; (d) to have been received by it from a third party having possession of the information without obligations of confidentiality; (e) to have independently developed it without reference to or use of the confidential information; or (f) to be required to be disclosed pursuant to applicable law or the order of any court or governmental agency having jurisdiction thereof after notice to the other party sufficient to afford it an opportunity to intervene in the proceeding where disclosure is required.

                        ARTICLE 7 - TERM AND TERMINATION

         7.1 TERM OF AGREEMENT; OPTION TO EXTEND. The term of the Agreement shall be three years from the effective date of the ********, subject to Sequana's right to extend such term for up to ******** periods for a fee of ******** for each such one-year extension (but only for an additional ******** Targets discovered by Sequana as a result of positional cloning or statistical genetics of specified familial lineages under Section 2.1 and an additional ******** Targets under Section 2.2 per extension year). Up to one-half of such extension fee may be applied to any FTE support or other payments payable to Aurora for such year. In the event that Aurora has not established fluorescence-based screening equipment referred to in the Recitals to this Agreement with a capacity of ******** tests per week within ******** of the Effective Date, no fee will be payable upon any extension of the Agreement under this Section 7.1. Following the expiration of the initial three year term, or any extension thereof, Sequana shall retain the license granted in Section 5.2 of this Agreement and shall remain subject to the terms of Section 4.2, 4.3 and 4.4, as well as Articles 6 and 8.

         7.2 TERMINATION FOR MATERIAL BREACH. Each party can terminate this Agreement in the event of a material breach of this Agreement by the other party by giving the other party notice of its intention to terminate if within ninety
(90) days of such notice such party does not cure the breach.


                                      10.
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                                              * CONFIDENTIAL TREATMENT REQUESTED

         7.3 CONSEQUENCES OF TERMINATION FOR MATERIAL BREACH.

             (a) BREACH BY SEQUANA. If Aurora terminates this Agreement pursuant to Section 7.2, then in addition to any other remedies that may be available, all rights and obligations of the parties under this Agreement (including but not limited to all licenses) shall terminate as of the effective date of such termination and each party shall promptly return to the other party all documentation and materials in such party's possession; provided, however, that Sequana shall remain obligated to pay milestones and royalties under this Agreement, and the provisions of Sections 4.2, 4.3, 4.4 and 5.2 of this Agreement shall survive such termination, with respect to work done hereunder by Aurora through the effective date of such termination, and nothing shall relieve any party of any payment obligations accrued prior to the effective date of such termination.

             (b) BREACH BY AURORA. If Sequana terminates this Agreement pursuant to Section 7.2, then in addition to any other remedies that may be available, all rights and obligations of the parties under this Agreement (including but not limited to all licenses) shall terminate as of the effective date of such termination and each party shall promptly return to the other party all documentation and materials in such party's possession; provided, however, that
(i) the provisions of Sections 4.2, 4.3, 4.4, and 5.2 of this Agreement shall survive such termination, with respect to work done hereunder by Aurora through the effective date of such termination (Section 5.3 shall survive for 3 years from the effective date of the ******** and thereafter as Sequana may elect subject to clause (ii) of this Section 7.3(b) below) and (ii) Sequana may elect to continue the license grant under Section 5.3 and Aurora's exclusivity obligation under Section 3.6 for up to ******** periods after expiration of the initial 3 year period after the effective date of the ******** following such termination by delivery to Aurora on or prior to the effective date of such termination cash in the amount of ******** for each such year and (iii) nothing shall relieve any party of any payment obligations accrued prior to the effective date of such termination.

The provisions of Sections 5.1, 5.2, 5.4, 6.1, this 7.3 and 8.1 and Article 9 shall in any event survive termination of this Agreement.

         7.4 DISPUTE RESOLUTION. In the event of any disputes under this Agreement, the Technical Committee shall first attempt to resolve such disputes in good faith. If the members of the Technical Committee cannot resolve such matters, such matters shall be referred to the Chief Executive Officers of each party for resolution. If such persons are unable to resolve such matters, then such matters shall be resolved by Arbitration pursuant to Section 9.6.

                           ARTICLE 8 - INDEMNIFICATION

         8.1 INDEMNIFICATION. Sequana shall defend, indemnify and hold Aurora harmless from and against all claims and expenses, including reasonable attorneys' fees, arising out of the development, manufacture, use or sale of Products by Sequana and its Affiliates and sublicensees, except to the extent caused by the negligence or misconduct of Aurora; provided that (i) Aurora provides Sequana prompt notice of any such claim, (ii) Sequana shall not be

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
obligated to indemnify Aurora for any loss in connection with any settlement unless Sequana consents in writing to such settlement and (iii) Sequana shall have the exclusive right to defend and settle any such claim.

         8.2 INDEMNIFICATION. Aurora shall defend, indemnify and hold Sequana harmless from and against all claims and expenses, including reasonable attorneys' fees, arising out of the development, manufacture, use or sale of Products by Aurora and its Affiliates and sublicensees, except to the extent caused by the negligence or misconduct of Sequana; provided that (i) Sequana provides Aurora prompt notice of any such claim, (ii) Aurora shall not be obligated to indemnify Sequana for any loss in connection with any settlement unless Aurora consents in writing to such settlement and (iii) Aurora shall have the exclusive right to defend and settle any such claim.

                           ARTICLE 9 - MISCELLANEOUS

         9.1 NO AGENCY OR PARTNERSHIP. Neither party shall be deemed to be an agent of the other party as the result of any transaction under or related to this Agreement and shall not in any way incur any obligations on behalf of the other party. This Agreement shall not constitute a partnership or a joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

         9.2 PUBLICITY. Neither party shall, in connection with its activities under this Agreement, use the name of the other party in any advertising, promotional sales literature, or other publicity without prior written consent obtained from the other party, which consent shall not be unreasonably withheld.

         9.3 NOTICES. All written notices, payment, reports and the like required or permitted hereunder shall be deemed to be effective when mailed, postage prepaid, by first class, registered or certified mail to the address of the applicable party set forth above or to such other person or by such other means as to which the parties may from time to time have agreed.

         9.4 ASSIGNMENT. This Agreement, in whole or in part, shall be assignable by each party in the case of a transfer of all the assets of such party or to a successor entity by merger, acquisition or other reorganization. Any other assignment shall require the consent of the other party, which consent shall not be unreasonably withheld, and any attempted assignment other than is provided herein without such consent shall be void.

         9.5 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California among California residents.

         9.6 ARBITRATION. Subject to Section 7.4, any and all disputes arising hereunder shall be resolved through binding and nonappealable arbitration to be held in San Diego County administered by the American Arbitration Association ("AAA"). Any such arbitration shall be conducted before a single arbitrator to be appointed by the parties from the AAA roster. If the



                                      12.

parties fail to agree as to the identity of the single arbitrator within fifteen
(15) days after notice by any party of any dispute hereunder, the AAA shall make such appointment within ten (10) days of the expiration of such fifteen (15) day period, provided that in any event the arbitrator shall be an active member of the California bar who is reasonably familiar with the biotechnology industry and is experienced with transactions of this type. The conduct of the arbitration hearing and discovery prior thereto shall be in accordance with the California Code of Civil Procedure, California Rules of Court, and California Rules of Evidence. The arbitrator shall be empowered to make appropriate orders and rulings and shall be empowered to award legal and equitable relief deemed appropriate thereby; provided that notwithstanding any other provision of this Agreement, in no event shall punitive damages be awarded. The parties shall complete any and all discovery with respect to any such dispute within thirty
(30) days after the selection of the arbitrator and the arbitrator shall be instructed to issue any and all orders and/or rulings within sixty (60) days after selection of the arbitrator (subject in each case to extension if the arbitrator determines extenuating circumstances exist which justify such extension). Notwithstanding the foregoing provisions of this paragraph 9.6 however, the parties shall be entitled to seek and obtain appropriate injunctive relief with respect to Article 6 in any court of competent jurisdiction pending the results of the arbitration.

         9.7 NO WAIVER. The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights or elections, or in any way to affect the validity of this Agreement. Exercise by either party any of its rights herein or any of its elections under the terms or covenants herein shall not preclude either party from exercising the same or any other rights in this Agreement, irrespective of any previous action or proceeding taken by either party hereunder.

         9.8 SEVERABILITY. If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain in full force and effect. Either party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.

         9.9 FORCE MAJEURE. No liability hereunder shall result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

         9.10 ASSURANCES AND WARRANTIES. The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purpose of this Agreement. Each party warrants that it has the authority to enter into this Agreement on the basis of the terms and conditions herein and that it has not made any other Agreement inconsistent with its obligations under this Agreement.

         9.11 ENTIRE AGREEMENT; AMENDMENTS. The terms and conditions herein constitute the entire Agreement between the parties and shall supersede all previous Agreements, either

                                      13.

oral or written, between the parties hereto with respect to the subject matter hereof. No amendment, modification or other understanding bearing on this Agreement shall be binding upon either party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the parties and shall expressly refer to this Agreement.

         9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives.

                                          AURORA BIOSCIENCES
                                          CORPORATION

                                          By:  /s/ Timothy J. Ring
                                                -------------------------------
                                          Name:  Timothy J. Ring
                                                -------------------------------
                                          Title: President and Chief Executive
                                                 Officer
                                                -------------------------------

                                          SEQUANA THERAPEUTICS, INC.

                                          By:   /s/ M. Scott Salka
                                                -------------------------------
                                          Name:  M. Scott Salka
                                                -------------------------------
                                          Title:  VP & CFO
                                                -------------------------------



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